IZEA Reports Q1 2024 Revenue of $7.0 million

ORLANDO, Fla (May 15, 2024) - IZEA Worldwide, Inc. (NASDAQ: IZEA), the premier provider of influencer marketing technology, data, and services for the Creator Economy, reported its financial and operational results for the first quarter ended March 31, 2024.

Q1 2024 Financial Summary Compared to Q1 2023
•Total revenue decreased 20.4% to $7.0 million, compared to $8.7 million
•Managed Services revenue decreased 21.2% to $6.7 million, compared to $8.5 million
•SaaS Services revenue increased 9.1% to $0.3 million, compared to $0.2 million
•Total costs and expenses decreased 9.1% to $11.0 million compared to $12.1 million
•Net loss was $3.3 million compared to a net loss of $2.8 million
•Adjusted EBITDA* for the quarter was $(2.8) million, compared to $(2.2) million
•Cash, cash equivalents, and investments on March 31, 2024 totaled $60.8 million with no long-term debt

Q1 2024 Operational Highlights
•IZEA wins Gold at the 2024 Muse Creative Awards
•Released new iOS App, bringing generative AI tools to mobile users
•CEO Ted Murphy named among the 2024 People of the Year by Ragan
•IZEA-owned Hoozu honored as Australia's Best Boutique Influencer Marketing Agency by AiMCO

* Adjusted EBITDA is a non-GAAP financial measure. Refer to the definition and reconciliation of this measure under “Use of Key Metrics and Non-GAAP Financial Measures."

Management Commentary
“We saw strong customer demand and related bookings in Q1, though the corresponding revenue has yet to be realized,” commented Ted Murphy, Founder and CEO. “Revenue was lower in the quarter due to the timing of some bookings and ongoing campaigns, which we expect will resolve itself as the year progresses. Revenue backlog surged by $2.6 million to $14.5 million in Q1 vs. Q4. Revenue always trails bookings and we expect the revenue backlog to grow with bookings growth.”

"Managed services bookings experienced a resurgence in growth year-over-year in Q1, propelled by a robust pipeline from Q4 2023 and a new record pipeline in Q1 2024,” continued Murphy. “This pipeline growth is not only in dollar value but also in the number of opportunities, aligning with our strategy to diversify revenue. While managed services continue to generate the vast majority of our revenue, SaaS revenue is on a path to recovery. We concluded Q1 with a new all-time record number of active SaaS customers, a positive trend that has persisted into the second quarter."

“Our marketing strategy and investment in demand generation are having a material impact. We have seen continued year-over-year pipeline growth in Q2, and we are off to a strong start with bookings for the quarter,” continued Murphy.

Q1 2024 Financial Results
Total revenue in the first quarter of 2024 decreased 20.4% to $7.0 million, compared to $8.7 million in the first quarter of 2023, with revenue from Managed Services decreasing by 21.2% to $6.7 million in the first quarter of 2024. Excluding revenues from our non-recurring customer that we parted ways with in 2023, Managed Services revenue increased $1.7 million or 33.3% over the prior-year quarter. Revenue from SaaS Services increased by 9.1% to $256,341 in the first quarter of 2024 compared to the first quarter of 2023.

Managed Services bookings increased to $9.3 million compared to $6.1 million during the quarter as a result of a resurgence in the sales pipeline from organic growth along with an increase in the number of opportunities.

Revenue from SaaS Services increased by $21,373, or 9.1%, in the first quarter of 2024 compared to the first quarter of 2023. This was due to average licensee counts increasing at a lower cost per license in the first quarter of 2024 over the prior year. License fee revenue was 14% higher than the prior-year quarter, while Marketplace Spend fees decreased 64% to $13,112 in the first quarter of 2024, compared to $36,474 in the first quarter of 2023.

Cost of revenue decreased to $4.0 million in the first quarter of 2024, or 57.1% of revenue, compared to $6.0 million, or 68.2%, in the prior-year quarter. The decline in cost of revenue attributable to our non-recurring customer was $2.8 million, which was partly offset by higher current quarter costs that accompany ongoing customer revenue growth.

Costs and expenses other than the cost of revenue totaled $7.0 million for the first quarter of 2024, $0.9 million or 14.4% above the prior-year quarter. Sales and marketing costs were $3.1 million during the first quarter of 2024, $0.7 million or 27.1% higher than the prior-year quarter, primarily due to increased spend on brand awareness and advertising to drive revenue growth. General and administrative costs totaled $3.8 million during the quarter, $0.4 million or 11.1% higher than the prior-year quarter, due primarily to an increase in human capital costs.

Net loss in the first quarter of 2024 was $3.3 million, or $(0.20) per share, as compared to a net loss of $2.8 million, or $(0.18) per share in the first quarter of 2023, based on 16.3 million and 15.6 million average shares outstanding, respectively.

Adjusted EBITDA (as defined below, a non-GAAP measure management uses as a proxy for operating cash flow) totaled a loss of $2.8 million in the first quarter of 2024, compared with a loss of $2.2 million in the comparative period, increasing $0.6 million due primarily to lower revenues. Adjusted EBITDA as a percentage of revenue in the first quarter of 2024 was a loss of 39.6% compared to a loss of 25.0% in the first quarter of 2023.

As of March 31, 2024, our cash and investments totaled $60.8 million. The company has no long-term debt borrowings outstanding.

Conference Call
IZEA will hold a conference call to discuss its first quarter 2024 results on Wednesday, May 15, 2024, at 5:00 p.m. EDT. IZEA's Chairman and CEO Ted Murphy, CFO Peter Biere, and COO Ryan Schram will host the call, followed by a question and answer period.

Date: Wednesday, May 15, 2024
Time: 5:00 p.m. EDT
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471

Please call the conference telephone number five (5) minutes before the start time. An operator will register your name and organization. A call replay will be made available approximately 3 hours after the conference ends until Wednesday, May 22, 2024, at 11:59 p.m. EDT.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13746140

About IZEA Worldwide, Inc.
IZEA Worldwide, Inc. (“IZEA”), is a marketing technology company providing software and professional services that enable brands to collaborate and transact with the full spectrum of today’s top social influencers and content creators. The company serves as a champion for the growing Creator Economy, enabling individuals to monetize their content, creativity, and influence. IZEA launched the industry’s first-ever influencer marketing platform in 2006 and has since facilitated nearly 4 million transactions between online buyers and sellers. Leading brands and agencies partner with IZEA to increase digital engagement, diversify brand voice, scale content production, and drive a measurable return on investment.

Use of Key Metrics and Non-GAAP Financial Measures
Managed Services bookings measure all sales orders received during a period less cancellations received or refunds given during the same period. Sales order contracts vary in complexity with each customer and range from custom content delivery to integrated marketing services; our contracts generally run from several months for smaller contracts to twelve months for larger contracts. We recognize revenue from our Managed Services contracts based on a percentage of completion basis as we deliver the content or services over time, which can vary greatly from a few weeks to a year. For this reason, Managed Services bookings, while an overall indicator of the health of our business, may not be used to predict quarterly revenues and could be subject to future adjustments.
Managed Services bookings is a useful metric as it reflects the amount of orders received in one period, even though revenue may be reflected over time. Management uses the Managed Services bookings metric to plan its operating staff, identify key customer group trends, enlighten go-to-market activities, and inform its product development efforts.

"Adjusted EBITDA" is a non-GAAP financial measure under the Securities and Exchange Commission rules. EBITDA is commonly defined as "earnings before interest, taxes, depreciation, and amortization." IZEA defines “Adjusted EBITDA” as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock-based compensation, gain or loss on asset disposals or impairment, and certain other unusual or non-cash income and expense items such as gains or losses on settlement of liabilities and exchanges, and changes in the fair value of derivatives, if applicable.
We believe that Adjusted EBITDA provides useful information to investors as it primarily excludes non-cash transactions, and it provides consistency to facilitate period-to-period comparisons.
All companies do not calculate bookings, and Adjusted EBITDA in the same manner. These metrics and financial measures, as presented by IZEA, may not be comparable to those presented by other companies. Moreover, these metrics and financial measures have limitations as analytical tools. You should not consider them in isolation or as a substitute for an analysis of our results of operations as reported under GAAP. A reconciliation of adjusted EBITDA to the most directly comparable GAAP measure is presented in the financial tables included in this press release.

Safe Harbor Statement
All statements in this release that are not based on historical fact are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies, and expectations, can generally be identified by the use of forward-looking terms such as “may,” “will,” “would,” “could,” “should,” “expect,” “anticipate,” “hope,” “estimate,” “optimistic,” “believe,” “intend,” “ought to,” "likely," "projects," “plans,” "pursue," "strategy" or "future," or the negative of these words or other words or expressions of similar meaning. Examples of forward-looking statements include, among others, statements we make regarding expectations concerning product development and platform launches, future financial performance and operating results, including regarding recognition of bookings as revenues, the share repurchase authorization and any use of such authorization, growth, or maintenance of customer relationships, and expectations concerning IZEA’s business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements as a result of various factors, including, among others, the following: competitive conditions in the content and social sponsorship segment in which IZEA operates; failure to popularize one or more of the marketplace platforms of IZEA; our ability to maintain disclosure controls and procedures and internal control over financial reporting; our ability to satisfy the requirements for continued listing of our common stock on the Nasdaq Capital Market; changing economic conditions that are less favorable than expected; and other risks and uncertainties described in IZEA’s periodic reports filed with the Securities and Exchange Commission. The forward-looking statements made in this release speak only as of the date of this release, and IZEA assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Press Contact
Nicole O'Hara
IZEA Worldwide, Inc.
Phone: 407-674-6911
Email: ir@izea.com

IZEA Worldwide, Inc.
Unaudited Consolidated Balance Sheets

	March 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$39,035,332	$37,446,728
Accounts receivable, net	4,798,692	5,012,373
Prepaid expenses	989,737	739,988
Short term investments	17,034,673	17,126,057
Other current assets	20,496	26,257
Total current assets	61,878,930	60,351,403

Property and equipment, net of accumulated depreciation	178,446	205,377
Goodwill	5,285,293	5,280,372
Intangible assets, net of accumulated depreciation	1,704,437	1,749,441
Digital assets	269,064	162,905
Software development costs, net of accumulated amortization	2,002,307	2,056,972
Long term investments	4,708,910	9,618,996
Total assets	$76,027,387	$79,425,466

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	1,156,495	1,504,348
Accrued expenses	2,935,278	3,083,460
Contract liabilities	8,833,084	8,891,205
Contingent liability	114,400	114,400
Total current liabilities	13,039,257	13,593,413

Finance obligation, less current portion	48,573	63,419
Deferred purchase price, less current portion	60,600	60,600
Deferred tax liability	377,110	394,646
Total liabilities	13,525,540	14,112,078

Commitments and Contingencies	—	—

Stockholders’ equity:
Preferred stock; $.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.0001 par value; 50,000,000 shares authorized; shares issued: 16,666,513 and 16,602,155, respectively; shares outstanding: 16,300,658 and 16,236,300, respectively	1,667	1,660
Treasury stock at cost: 365,855 and 365,855 shares at March 31, 2024 and December 31, 2023, respectively	(1,019,997)	(1,019,997)
Additional paid-in capital	152,419,065	152,027,110
Accumulated deficit	(88,710,644)	(85,444,794)
Accumulated other comprehensive income (loss)	(188,244)	(250,591)
Total stockholders’ equity	62,501,847	65,313,388
Total liabilities and stockholders’ equity	$76,027,387	$79,425,466

IZEA Worldwide, Inc.
Unaudited Consolidated Statements of Operations

	Three Months Ended March 31,
	2024	2023
Revenue	$6,952,883	$8,737,722

Costs and expenses:
Cost of revenue	3,967,975	5,960,162
Sales and marketing	3,056,291	2,404,551
General and administrative	3,783,086	3,403,608
Depreciation and amortization	204,186	346,262
Total costs and expenses	11,011,538	12,114,583

Loss from operations	(4,058,655)	(3,376,861)

Other income (expense):
Change in the fair value of digital assets	106,159	—
Interest expense	(2,001)	(1,564)
Other income (expense), net	669,865	572,086
Total other income (expense), net	774,023	570,522

Net loss before income taxes	$(3,284,632)	$(2,806,339)
Tax benefit	18,782	—
Net loss	(3,265,850)	(2,806,339)

Weighted average common shares outstanding – basic and diluted	16,333,415	15,611,885
Basic and diluted loss per common share	$(0.20)	$(0.18)

IZEA Worldwide, Inc.
Unaudited Consolidated Statements of Comprehensive Loss

	Three Months Ended March 31,
	2024	2023
Net loss	$(3,265,850)	$(2,806,339)

Other comprehensive income
Unrealized (gain) loss on securities held	(58,177)	(126,180)
Unrealized (gain) loss on currency translation	(4,170)	—
Total other comprehensive income (loss)	(62,347)	(126,180)

Total comprehensive income (loss)	$(3,203,503)	$(2,680,159)

IZEA Worldwide, Inc.
Revenue Details

Revenue details by type:

	Three Months Ended March 31,
	2024		2023		$ Change	% Change
Managed Services Revenue	$6,696,542	96.3%	$8,502,754	97.3%	$(1,806,212)	(21.2)%
SaaS Services Revenue	256,341	3.7%	234,968	2.7%	21,373	9.1%

Total Revenue	$6,952,883	100.0%	$8,737,722	100.0%	$(1,784,839)	(20.4)%

IZEA Worldwide, Inc.
Reconciliation of GAAP Net loss to Non-GAAP Adjusted EBITDA

	Three Months Ended March 31,
	2024	2023
Net loss	$(3,265,850)	$(2,806,339)
Adjustment to fair market value of digital assets	(106,159)	—
Non-cash stock-based compensation	354,189	195,524
Non-cash stock issued for payment of services	75,006	75,000
Tax benefit	(18,782)	—
Interest expense	2,001	1,564
Depreciation and amortization	204,186	346,262
Adjusted EBITDA	$(2,755,409)	$(2,187,989)

Revenue	$6,952,883	$8,737,722
Adjusted EBITDA as a % of Revenue	(39.6)%	(25.0)%